Exhibit 99.1

Fushi Copperweld Reports Fourth Quarter and Full Year 2009 Financial Results

DALIAN, China, March 10 /PRNewswire-Asia-FirstCall/ — Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter Highlights:
—	Q4 Net income increased 121% to $10.1 million or $0.34 per diluted share
—	Metric tons shipped at Dalian increased 27.1% compared to fourth quarter 2008
—	Q4 Gross profit increased 94% to $17.2 million or 33% of revenue
—	Q4 Operating expenses decreased 13.4% or $0.79 million to $4.8 million or 9% of revenue
—	Q4 Cash flow from operations totaled $11.5 million
—	Cash position at year end remains strong at $60.6 million
—	Execution of strategic initiatives provides better visibility into 2010

Q4 2009
Revenues for the fourth quarter of 2009 increased 25.9% to $51.7 million, up from $41.1 million in the prior year's quarter, primarily due to a recovery in copper prices and continued strong demand across the board for our CCA products in China, particularly RF cable to support the ongoing 3G network buildout and expansion into the utility market. Volume at the Company's Dalian facility increased 27.1% as compared to the fourth quarter 2008. On a consolidated basis, the Company experienced an increase of 18.0% in metric tons sold.
Gross profit in the fourth quarter increased 94.0% year-over-year to $17.2 million from $8.9 million. Consolidated gross margin increased to 33.3% from 21.6% in the prior year period, driven by cost reductions in manufacturing at the Company's Fayetteville facility, product mix and the absence of extreme volatility in raw material prices experienced in fourth quarter 2008. Gross margin for the Company's Dalian facility increased to approximately 37.7% from 30.6%, while gross margin for the Company's Fayetteville, TN facility improved substantially to 8.7%, an increase of 15.8% compared to the prior year.
Operating expenses in the fourth quarter decreased 13.4% to $4.8 million, compared to $5.5 million in the prior year's quarter. This decrease was due to effective cost reductions in general and administrative expenses and stronger operating leverage. On a percentage basis, operating expenses decreased approximately 9.3% in the current year period from 13.5% in the fourth quarter 2008.
Net income for the 2009 fourth quarter was $10.1 million, or $0.34 per diluted share. This compares with net income of $4.6 million, or $0.16 per diluted share, in the fourth quarter of 2008.

Full Year 2009
For the full year 2009, revenues were $182.9 million, compared to $221.4 million in 2008. Gross profit was $54.8 million, compared to $57.3 million in 2008. Operating profit remained relatively flat at $36.9 million, compared to $37.1 million in 2008, but operating margin in 2009 improved to 20.2% of revenues, compared to 16.7% of revenues in 2008. Net income for the full year was $24.0 million, or $0.84 per diluted share, compared to $28.5 million, or $1.00 per diluted share in 2008. Excluding the non-cash items related to loss resulting from change fair value of derivative liability, one-time gain on redemption of convertible notes, and share-based compensation expense, adjusted non-GAAP net income was $28.9 million, or $1.01 per diluted share in 2009.
Cash flow from operations was $27.1 million for the 2009 full-year period, compared to $0.6 million in 2008. Cash as of December 31, 2009 was $60.6 million, or $2.02 per share. Accounts Receivable increased 35% to $67.3 million driven by extended credit terms to certain customers as well as longer collection cycles as a result of challenging economic conditions. Inventories increased 56% to $10.9 million primarily as a result of higher raw materials prices. Advances to suppliers at the end of 2009 dropped from $20.3 million to $8.6 million.

The Company's debt position was $39.0 million at December 31, 2009 compared to $63.3 million at December 31, 2008. A portion of the proceeds from the Company's follow-on offering completed in February 2010 has been used to retire this remaining debt. The Company ended 2009 with a book value per share of $7.96.
Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld, commented, "I am very pleased with our performance, both for the fourth quarter and for what was a very challenging year. While much of the world suffered through a global economic slowdown in 2009, growth in China was very strong and we benefitted accordingly. As the rest of the world resumes GDP growth, we continued to deliver highly engineered bi-metallic wire used in a variety of ways throughout the world. In addition, we made important strides in strengthening our business in the fourth quarter by driving new business, entering new markets, lowering our operating expenses, strengthening our balance sheet, and generating strong cash flow from operations. Importantly, with the close of our follow-on offering in February of this year, we have retired most of our debt and are free of the non-financial covenants that limited our growth. Looking ahead, we are optimistic that demand for our value-added products in existing markets and efforts in generating market awareness in new markets will further fuel our growth."

Outlook
Based on current business trends and the visibility the Company has from fourth quarter performance, the Company expects adjusted first quarter fully diluted earnings per share between $0.22 and $0.24 and adjusted full year fully diluted earnings per share between $1.20 and $1.25, both based on an estimated weighted average diluted share count of 33.4 and 35.2 million shares, respectively. This expectation is based on the assumption that the effective tax rate at the consolidated level will be 8%. The 2010 first quarter is seasonally the Company's weakest quarter due to the timing of the Chinese New Year, during which the Company's operating facilities are closed for two weeks. The Company expects profitability in subsequent quarters to improve over the first quarter due to higher revenues with the absence of the Chinese New Year, increased profitability at the Fayetteville facility as a result of cost saving initiatives, and continued incentives from China's stimulus package.

Conference Call
The Company will conduct a conference call to discuss the fourth quarter and full year 2009 results today, Wednesday, March 10, 2010, at 8:30 am ET. Listeners may access the call by dialing 1-866-223-7781. A live webcast of the conference call will also be available at http://www.fushicopperweld.com on the Investor Relations section. A replay of the call will be available at http:///www.fushicopperweld.com on the Investor Relations section or from March 10, 2010 to March 20, 2010 by telephone. Listeners may access the replay by dialing 1-800-408-3053; passcode: 2636737.

Accounting for derivative liability - conversion option and warrants
Effective January 1, 2009, the Company adopted the provisions of EITF Issue 07-5 "Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock", which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF Issue 01-6. As a result, from January 1, 2009, the Company was required to separately account for the conversion option embedded in the Company's $5,000,000 convertible notes as a derivative instrument liability, carried at fair value and marked-to-market each period, with changes in the fair value each period charged or credited to income. In addition, during the first quarter of 2009, the Company completed a private placement of its common stock and warrants. The warrants are also recorded as a derivative instrument liability, carried at fair value. During the fiscal year of 2009, the Company repurchased all of the convertible notes and amended the warrant agreements, thus in the fourth quarter of 2009, there were no non-cash charges to income for changes in the fair value of these derivative liabilities.

For the full year ended December 31, 2009, the Company recognized a loss in the change in fair value of derivative liability - conversion option in the amount of $7,181,198 and a loss in the change in fair value of derivative liability - warrants in the amount of $752,114. There was no impact on periodic cash flows.

Reconciliation of Non-GAAP Financial Measures
Our net income was materially impacted by certain non-cash expenses including stock-based compensation and change in the fair value of derivative liabilities related to the conversion in our outstanding convertible bonds. In the third quarter 2009, we also recognized a one-time non-cash gain on redemption of convertible notes. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of non-cash expenses related to stock-based compensation and the change in the fair value of derivative liabilities related to the conversion option in our outstanding convertible notes. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

	FY 2009	FY 2008

GAAP Net Income	23,994,386	28,474,509
Non-cash expense:
Change in fair value of derivative
liability - conversion option	7,181,198	—
Change in fair value of derivative
liability - warrant	752,114	—
Gain on CB extinguishment	(3,842,935)	—
Stock-based compensation	1,280,008	1,868,809
Total non-cash expense	5,370,385	1,868,809
Provision for income tax	(435,203)	(635,395)
Adjusted to Non-GAAP Net income	28,929,568	29,707,923

GAAP Earnings per share:
Basic	0.85	1.04
Diluted	0.84	1.00

Non-GAAP Earnings per share:
Basic	1.02	1.09
Diluted	1.01	1.05

About Fushi Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co, Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper-cladded bi-metallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bi-metallic products world-wide.  For more information, visit: http://www.fushicopperweld.com .

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

For more information, please contact:

Nathan Anderson
Vice President of Finance
Fushi Copperweld, Inc.
Email: ir@fushicopperweld.com
Tel:   +1-931-433-0482

FUSHI COPPERWELD, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	(UNAUDITED)		(UNAUDITED)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

REVENUES	$51,697,865	$41,065,619	$182,932,292	$221,434,702

COST OF GOODS SOLD	34,449,453	32,185,476	128,122,357	164,181,739

GROSS PROFIT	17,248,412	8,880,143	54,809,935	57,252,963

OPERATING EXPENSES
Selling expenses	1,503,268	1,333,411	4,869,987	4,607,459
General and administrative expenses	3,303,805	4,219,320	13,051,442	15,555,267
Total operating expenses	4,807,073	5,552,731	17,921,429	20,162,726

INCOME FROM OPERATIONS	12,441,339	3,327,412	36,888,506	37,090,237

OTHER INCOME (EXPENSE)

Interest income	126,552	132,639	369,267	662,290
Interest expense	(1,121,342)	(1,447,592)	(5,271,427)	(8,833,866)
(Loss) gain on derivative instrument	6,823	(159,646)	(1,574,989)	163,062
Gain on convertible note extinguishment	—	—	3,842,935	—
Change in fair value of derivative liability - warrants	—	—	(752,114)	—
Change in fair value of derivative liability - conversion option	—	—	(7,181,198)	—
Other income (expense)	(121,509)	67,351	(314,570)	(112,303)
Total other expense, net	(1,109,476)	(1,407,248)	(10,882,096)	(8,120,817)

INCOME BEFORE INCOME TAXES	11,331,863	1,920,164	26,006,410	28,969,420

Deferred income tax benefit	(665,357)	(4,455,744)	(3,918,442)	(4,952,027)
Current income tax expense	1,861,385	1,799,694	5,930,466	5,446,938
PROVISION FOR INCOME TAXES	1,196,028	(2,656,050)	2,012,024	494,911

NET INCOME	10,135,835	4,576,214	23,994,386	28,474,509

OTHER COMPREHENSIVE INCOME
Unrealized gain on marketable securities	—	—	—	22,301
Foreign currency translation adjustment	20,721	(1,526,564)	132,816	12,535,951
Change in fair value of derivative instrument	120,137	928,917	(3,155,451)	4,138,320

COMPREHENSIVE INCOME	$10,276,693	$3,978,567	$20,971,751	$45,171,081

EARNINGS PER SHARE:
Basic	$0.35	$0.17	$0.85	$1.04
Diluted	$0.34	$0.16	$0.84	$1.00

WEIGHTED AVERAGE SHARES:
Basic	29,528,635	27,399,034	28,265,748	27,298,891
Diluted	29,957,947	28,222,466	28,643,002	28,271,863

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
CURRENT ASSETS:
Cash	$60,597,849	$65,611,770
Restricted cash	—	1,000,000
Accounts receivable, trade, net of allowance of bad debt $1,024,684 and $318,529 as of December 31, 2009 and 2008, respectively	67,284,600	49,782,548
Inventories	10,875,782	6,977,852
Notes receivables	122,972	171,300
Other receivables and prepaid expenses	1,137,566	869,973
Advances to suppliers	8,582,346	20,261,585
Deposit in derivative hedge	1,000,000	1,000,000
Prepaid taxes	—	670,805
Total current assets	149,601,115	146,345,833

PLANT AND EQUIPMENT, net	117,385,566	119,761,027

OTHER ASSETS:
Advances to suppliers, noncurrent	1,356,404	4,022,879
Notes receivables, noncurrent	699,106	799,106
Intangible asset, net	11,924,056	12,406,920
Deferred loan expense, net	2,045,349	3,317,725
Deferred tax assets	11,722,469	7,804,027
Total other assets	27,747,384	28,350,657

Total assets	$294,734,065	$294,457,517

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable, trade	$4,002,773	$7,204,156
Notes payable, current	10,000,000	5,000,000
Revolver line	4,033,783	4,712,075
Short term bank loans	—	17,588,400
Other payables and accrued liabilities	3,854,355	4,751,460
Customer deposits	74,019	542,540
Taxes payable	2,599,055	—
Cross currency hedge payable	436,702	104,324
Obligation under capital lease, current	71,503	—
Total current liabilities	25,072,190	39,902,955

LONG TERM LIABILITIES:
Notes payable, noncurrent	25,000,000	40,000,000
Obligation under capital lease, non current	153,626	—
Fair value of derivative instrument	7,532,527	4,377,076

Total liabilities	57,758,343	84,280,031

COMMITMENTS AND CONTINGENCIES		7,197,794

SHAREHOLDERS' EQUITY:
Common stock,$0.006 par value, 100,000,000 shares authorized, December 31, 2009: 29,772,780 shares issued and outstanding December 31, 2008: 27,499,034 shares issued and 27,399,034 outstanding	178,638	164,395
Restricted common stock in escrow	—	600
Additional paid in capital	105,540,676	91,172,890
Statutory reserves	16,282,793	12,316,147
Retained earnings	97,283,748	78,613,158
Accumulated other comprehensive income	17,689,867	20,712,502
Total shareholders' equity	236,975,722	202,979,692

Total liabilities and shareholders' equity	$294,734,065	$294,457,517

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,994,386	$28,474,509
Adjustments to reconcile net income to cash provided by operating activities:
Deferred taxes	(3,918,442)	(4,952,027)
Bad debt expenses	705,825	178,467
Reserve for obsolete inventory	—	96,893
Inventory value write off	79,563	—
Depreciation	9,762,096	6,457,629
Loss on sale of property and equipment	117,430	28,887
Amortization of intangible assets	476,696	417,681
Amortization of loan commission	1,272,375	2,798,205
Interest penalty	—	710,544
Amortization of stock option compensation expense	1,280,008	1,868,809
Loss (gain) on derivative instrument	1,574,987	(163,062)
Gain on convertible note extinguishment	(3,842,934)	—
Change in derivative liability - conversion option	7,181,198	—
Change in derivative liability - warrants	752,114	—
Investment loss on marketable securities	—	16,158
Change in operating assets and liabilities:
Accounts receivable	(18,247,931)	(24,794,459)
Inventories	(3,856,156)	5,113,772
Other receivables and prepayments	(220,547)	189,808
Notes receivables	148,273	(114,896)
Advances to suppliers - current	11,661,597	(17,408,968)
Accounts payable	(3,111,464)	4,076,919
Other payables and accrued liabilities	(1,474,776)	(1,083,919)
Customer deposits	(474,407)	509,481
Taxes payable	3,270,610	(1,788,643)
Net cash provided by operating activities	27,130,501	631,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales (purchases) of marketable securities	—	2,983,842
Payments on derivative instrument	(1,242,612)	—
Proceeds from derivative instrument	—	973,556
Deposit in derivative hedge	—	(1,000,000)
Proceeds from sale of property and equipment	424,444	—
Purchase of land use right	—	(1,698,433)
Advances for purchase of land use right	—	—
Purchase of property and equipment	(5,058,250)	(15,226,592)
Advances for purchase of property and equipment	—	(3,148,802)
Net cash used in investing activities	(5,876,418)	(17,116,429)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from from shareholder	12,186,677	—
Repayments on shareholders	(12,186,677)	—
Release (deposit) of restricted cash	1,000,000	—
Net (payments) borrowings on revolver line	(678,292)	(2,419,008)
Proceeds from short-term bank loans	—	16,908,000
Payments on short-term bank loans	(17,553,600)	(17,268,032)
Payments on capital lease obligation	(41,468)	—
Payment on high yield notes payable	(5,000,000)	—
Repurchase of convertible notes payables	(6,060,000)	—
Net proceeds from stock issuance in private placement	—	—
Net proceeds from long term notes	—	—
Proceeds on issuance of common stock and warrants	2,086,626	139,124
Net cash (used in) provided by financing activities	(26,246,734)	(2,639,916)

EFFECT OF EXCHANGE RATE ON CASH	(21,270)	4,821,569

(DECREASE) INCREASE IN CASH	(5,013,921)	(14,302,988)

CASH, beginning of period	65,611,770	79,914,758

CASH, end of period	$60,597,849	$65,611,770

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest expense	$3,725,954	$6,327,084

Cash paid for income taxes	$5,131,397	$4,509,274

SOURCE  Fushi Copperweld, Inc.